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                                                                   Exhibit 10.37

Letter Agreement, dated July 19, 1999, between Memry Corporation and Robert P. Belcher.

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                                 July 19, 1999


Mr. Robert P. Belcher
100 Cedar Hill Road
Easton, CT 06612

Dear Bob:

     It is Memry's pleasure to extend to you in writing this formal offer of employment as corporate Vice President, Chief Financial Officer, Treasurer and Secretary and a key member of Memry's executive leadership for the future. We further understand the "Proposed Goals and Objectives" outlined in the attachment hereto fairly reflect our mutual expectations.

     In order to keep this brief, I have below summarized the most critical parameters of our offer:

     -    Base annual salary of $160,000, paid biweekly (26 times per year)
     -    Target cash bonus of 35% of base salary
     - Issuance to you of 125,000 Incentive Stock Options, of which 25,000 shall be immediately vested, with the remainder vesting equally over four years on the anniversary of your commencement of employment.
          Such options shall be priced at the higher of the closing market price of the Company's securities on the date of your commencement of employment or $2.00 per share. [Note: this is necessary to protect the qualified tax status of these options and the Company's 1997 Long Term Incentive Plan.] All options are subject to immediate vesting in the event of a "change in control" of the Company
     -    Entitled to four (4) weeks paid vacation annually
     -    Entitled to a $300 per month paid car allowance
     - Participation in all Company Benefit programs (as appropriate), including 401(K) Program, health and dental insurance, short and long term disability, and such other programs as the Company may currently or in the future offer to its employees.
     - All of the above will be documented in a formal letter agreement between yourself and the Company, including a one year, automatically renewing term (unless notified to the contrary by either party on 90 days written notice), six months of severance for any "not-for-cause" discharge, and the signing of our standard confidentiality and invention and disclosure agreements.

     Bob, all of the Memry "family" is delighted to have on board -- Directors and key members of management. I personally feel you will have an exceptional opportunity to make major contributions to the

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future success of Memry and enjoy the rewards created in doing so -- both economically and personally. In order to make this "effective", could you please countersign below where indicated and initial the "Proposed Goals and Objectives" sheets.

     Welcome aboard!

                                        On Behalf of Memry Corporation


                                        /s/ James G. Binch
                                        ----------------------------------------
                                        James G. Binch
                                        Chairman & CEO


Accepted this __ day of July, 1999


/s/ Robert P. Belcher
-------------------------------------
Robert P. Belcher

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